United States

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of

The Securities Act of 1934

December 1, 2014

Date of Report (date of earliest event reported)

Deltic Timber Corporation

(Exact name of registrant as specified in its charter)

Delaware	1-12147	71-0795870
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

210 East Elm Street, El Dorado, Arkansas	71730
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (870) 881-9400

(Not Applicable)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

On December 1, 2014, the Company entered into an agreement, the First Amendment of Amended and Restated Note Purchase Agreement (“Amendment”), with American AgCredit, PCA to amend and restate certain financial covenants related to the Company’s Series A Senior Notes in the principal amount of $40,000,000 contained in its Amended and Restated Note Purchase Agreement dated March 30, 2007. With the Amendment: (1) the Leverage Ratio in Section 10.15 was raised from .60 to 1.00 to .65 to 1.00; (2) the Fixed Charge Coverage Ratio in Section 10.16 and Consolidated Net Worth covenant in Section 10.17 were eliminated; and (3) the minimum Timber Market Value in Section 10.18 was reduced from 200% of outstanding Total Senior Indebtedness to 175% of outstanding Total Senior Indebtedness. Additionally, the Company’s wholly-owned subsidiary, DEL-TIN Fiber L.L.C., became a Subsidiary Guarantor under the Amendment.

The foregoing description does not purport to be complete and is qualified in its entirety by reference to the First Amendment of Amended and Restated Note Purchase Agreement document, which is filed as Exhibit 10.31 hereto, and is incorporated by reference into this report.

Item 2.03.    Creation of a Direct Financial Obligation

The information described above under “Item 1.01. Entry into a Material Definitive Agreement” is hereby incorporated by this reference to Item 2.03. Creation of a Direct Financial Obligation.

Item 9.01.    Financial Statements and Exhibits

Included herein as Exhibit 10.31 is a copy of the First Amendment of Amended and Restated Note Purchase Agreement dated December 1, 2014.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Deltic Timber Corporation

By: /s/ Jim F. Andrews, Jr.

        Jim F. Andrews, Jr., Secretary

Date: December 4, 2014